    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997
                                               REGISTRATION NO. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                                   ZILA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                             86-0619668
(STATE OR OTHER JURISDICTION OF                               (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

                              5227 NORTH 7TH STREET
                             PHOENIX, ARIZONA 85014
                                 (602) 266-6700
                   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                  NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)
                                  ------------
                                MR. JOSEPH HINES
                                   ZILA, INC.
                              5227 NORTH 7TH STREET
                           PHOENIX, ARIZONA 85014-2800
                                 (602) 266-6700
                     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                    TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                          AGENT FOR SERVICE OF PROCESS)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                              KEVIN J. TOUREK, ESQ.
                               STREICH LANG, P.A.
                             2 NORTH CENTRAL AVENUE
                           PHOENIX, ARIZONA 85004-2391
                                 (602) 229-5200
                                  ------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO PUBLIC:

   From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Securityholders.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                  ------------
                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITY   AMOUNT TO BE       PROPOSED MAXIMUM           PROPOSED MAXIMUM           AMOUNT OF
       TO BE REGISTERED           REGISTERED(1)   OFFERING PRICE PER SHARE   AGGREGATE OFFERING PRICE   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value     153,750 SHARES        $6.125 (2)                  $   941,719            $   273.099
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value,    457,120 SHARES        $6.125 (2)                  $ 2,799,860            $   811.959
issuable upon the exercise of
outstanding warrants
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value,   7,000,000 SHARES       $6.125 (2)                  $42,875,000            $ 12,433.75
issuable upon the conversion of
Series A Convertible Preferred
Stock
------------------------------------------------------------------------------------------------------------------------
Total                            7,610,870 SHARES       $6.125 (2)                  $46,616,579            $ 13,518.81
------------------------------------------------------------------------------------------------------------------------

(1) Includes the registration for resale of the following: (i) 153,750 shares of Common Stock currently issued and outstanding; (ii) all shares of Common Stock issuable upon conversion of 30,000 shares of the Registrant's Series A Convertible Preferred Stock issued in a private placement in November 1997 (the "Series A Preferred Stock"); (iii) 457,120 shares of Common Stock (subject to adjustment) issuable upon exercise of presently outstanding warrants. For the purpose of calculating the number of shares of Common Stock included in this Registration Statement, the Company calculated 117% of the number of shares of Common Stock issuable in connection with the conversion of the Series A Preferred Stock based on a market price of $6.125 per share of Common Stock (the last reported sales price reported by NASDAQ National Market on December 19, 1997). In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of Registrant's Series A Preferred Stock as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

(2) Estimated solely for the purpose of calculating the registration fee based upon the last reported sales price reported by Nasdaq National Market for the Common Stock on December 19, 1997

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION DATED DECEMBER 23, 1997

                                   ZILA, INC.

                                7,610,870 SHARES*
                                       OF
                                  COMMON STOCK
                                 ---------------

            THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
                            RISK. SEE "RISK FACTORS"

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

The securities offered hereby (the "Offered Securities") are 7,610,870 shares of common stock, $.001 par value ("Common Stock"), of Zila, Inc., a Delaware corporation ("Zila" or the "Company"), which may be offered and sold, from time to time, for the account of certain stockholders of the Company (the "Selling Securityholders"). See "SELLING SECURITYHOLDERS." The Company will not receive any of the proceeds from the sale of the Offered Securities by the Selling Securityholders. The Common Stock is listed on the Nasdaq National Market under the Symbol "ZILA." On December 19, 1997, the last reported sales price of the Company's Common Stock on the Nasdaq National Market was $6.125 per share.

The Selling Securityholders have not advised the Company of any specific plans for the distribution of the Offered Securities. It is anticipated, however, that the Selling Securityholders will offer the Offered Securities from time to time in one or more transactions in the over-the-counter market, pursuant to Rule 144 under the Securities Act of 1933, or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices, and without payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, in which event any commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Common Stock may be deemed to be underwriting discounts under the Securities Act. See "PLAN OF DISTRIBUTION."

The Company will not receive any of the proceeds from the sale of the Offered Securities by the Selling Securityholders. All expenses in connection with the registration of the Offered Securities will be borne by the Company. See "RISK FACTORS," "PLAN OF DISTRIBUTION" and "SELLING SECURITYHOLDERS."

*The shares of Common Stock offered hereby for resale are: (i) 153,750 shares of Common Stock currently issued and outstanding; (ii) 457,120 shares of Common Stock (subject to adjustment) issuable upon exercise of presently outstanding warrants; and (iii) all such currently indeterminate number of shares of Common Stock issuable upon the conversion of 30,000 shares of the Registrant's Series A Preferred Stock issued in a private placement in November, 1997 (the "Series A Preferred Stock"), which, in accordance with Rule 416 under the Securities Act (as defined herein), includes such currently indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Series A Preferred Stock, by reason of the floating rate conversion price mechanism or other mechanisms described in the Certificate of Designation for the Series A Preferred Stock or in order to prevent dilution by reason of any stock split, stock dividend or any other similar transaction. The number of shares of Common Stock issuable in connection with the conversion of the Series A Preferred Stock and offered for resale hereby is an estimate based upon 117% of the number of shares of Common Stock issuable in connection with the conversion of the Series A Preferred Stock based upon the market price of the Common Stock set forth above. The number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock and the decision by the holders of the Series A Preferred Stock as to when to convert such shares. If, however, such market price of the Common Stock were used to determine the number of shares issuable as of the first dates on which all the Series A Preferred Stock may be converted, the Company would be obligated to issue a total of approximately 5,975,511 shares of Common Stock if all shares of the Series A Preferred Stock outstanding were converted on such dates. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of Series A Preferred Stock into shares of Common Stock. See "Risk Factors - Effect of Conversion of Series A Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

              The date of this Prospectus is _____________, 199__.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information.

This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at the locations described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission are incorporated by reference into this Prospectus:

         (i) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997;

         (ii) the Company's Current Report on Form 8-K dated (date of earliest event reported) November 6, 1997;

         (ii) the Company's Current Report on Form 8-K/A dated (date of earliest event reported) November 6, 1997;

         (iii) the Company's Current Report on Form 8-K dated (date of earliest event reported) November 10, 1997;

         (iv) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September

         30, 1997;

         (v) the description of the Common Stock contained in the Company's Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 on Form 8-A dated March 1, 1989, as amended from time to time.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company hereby undertakes to provide without charge to each person, including a beneficial owner, to whom a Prospectus is delivered upon written or oral request of each person, a copy of any document incorporated herein by reference (not including exhibits to the document that have been incorporated herein by reference, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to President, Zila, Inc., 5227 North 7th Street, Phoenix Arizona 85014-2800; telephone (602) 266-6700.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere, or incorporated by reference, in this Prospectus, including information under "Risk Factors." The discussion in this Prospectus contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which involves risks and uncertainties. The forward-looking statements are qualified in their entirety by reference to the risks and risk factors described herein and in such reports. The Company's actual results could differ materially from those projected in the forward-looking statements as a result of the factors described under "Risk Factors" and elsewhere in this Prospectus and in such reports.

                                   THE COMPANY

Zila, Inc., a Delaware corporation, has five operating groups. Zila Pharmaceuticals markets prescription and non-prescription oral healthcare products. Cygnus Imaging manufactures and markets CygnaScope(TM) and OralVision(TM) intraoral video camera systems, and CygnusRay(TM) digital x-ray systems. Zila Professional Products Group includes PracticeWorks(R) dental practice management software and Zila Dental Supply, a national dental products distributor, marketing approximately 16,500 items to dental professionals through extensive telemarketing and direct mail, catalog and internet sales. Zila Manufacturing is the world's only producer of pharmaceutical grade toluidine blue, the active ingredient in OraTest(TM), the first oral cancer detection system. Zila is introducing OraTest in various worldwide markets. Oxycal Laboratories manufactures and markets internationally Ester-C(R) vitamins, patented products with non-acidic and Body-Ready(R) characteristics. The Company's subsidiaries consist of Zila Pharmaceuticals, Inc., Cygnus Imaging, Inc., Zila, Ltd., Zila International, Inc., Bio-Dental Technologies Corporation ("Bio-Dental") and Oxycal Laboratories, Incorporated ("Oxycal"). Bio-Dental has two subsidiaries: Ryker Dental, dba Zila Dental Supply, a Kentucky corporation, and Integrated Dental Technologies, a California corporation. Oxycal has two subsidiaries, Inter-Cal Corporation, Inc., an Arizona corporation and Oxycal Export, Inc. a corporation organized under the laws of the U.S. Virgin Islands.

Unless the context otherwise indicates, the terms "Zila" and "Company" as used herein refer to Zila, Inc. and each of its subsidiaries.

The Company is incorporated in the State of Delaware. The Company's principal executive offices are located at 5227 North Seventh Street, Phoenix, Arizona 85014-2800, and its telephone number is (602) 266-6700.

                                  THE OFFERING


Securities offered                  7,610,870 shares of Common Stock*

Common Stock Outstanding as of      33,891,409 shares of Common Stock
November 30, 1997

Nasdaq National Market Symbol       Zila

*The shares of Common Stock offered hereby for resale are: (i) 153,750 shares of Common Stock currently issued and outstanding; (ii) 457,120 shares of Common Stock (subject to adjustment) issuable upon exercise of presently outstanding warrants; and (iii) all such currently indeterminate number of shares of Common Stock issuable upon the conversion of 30,000 shares of the Registrant's Series A Preferred Stock issued in a private placement in November, 1997, which, in accordance with Rule 416 under the Securities Act (as defined herein), includes such currently indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Series A Preferred Stock, by reason of the floating rate conversion price mechanism or other mechanisms described in the Certificate of Designation for the Series A Preferred Stock or in order to prevent dilution by reason of any stock split, stock dividend or any other similar transaction. The number of shares of Common Stock issuable in connection with the conversion of the Series A Preferred Stock and offered for resale hereby is an estimate based upon 117% of the number of shares of Common Stock issuable in connection with the conversion of the Series A Preferred Stock based upon the market price of the Common Stock set forth above. The number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock and the decision by the holders of the Series A Preferred Stock as to when to convert such shares. If, however, such market price of the Common Stock were used to determine the number of shares issuable as of the first dates on which all the Series A Preferred Stock may be converted, the Company would be obligated to issue a total of approximately 5,975,511 shares of Common Stock if all shares of the Series A Preferred Stock outstanding were converted on such dates. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of Series A Preferred Stock into shares of Common Stock. See "Risk Factors - Effect of Conversion of Series A Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

                                  RISK FACTORS

This offering involves a high degree of risk. Prospective investors should carefully consider, among other factors, the following risks relating to the Company, its business and this offering:

No Assurance of Profitable Operations. For the fiscal years ended July 31,1997, 1996, 1995, 1994 and 1993, the Company had net (loss) income of ($6,458,377),
$1,217,298, ($1,282,357), $558,748, and $1,338,826, respectively. For the first quarter of the fiscal year ended July 31, 1998, the Company had a net loss of $429,790 compared to a net loss of $2,274,221 for the first quarter of the fiscal year ended July 31, 1997. The Company has had profitable operations in three of its last five fiscal years. There can be no assurance that the Company will, in the future, return to profitability or that the Company's plan for expanded operations will be successful.

Introduction of OraTest(TM) in the United States; Uncertainties of Regulatory Approval. Zila has not yet received Food and Drug Administration ("FDA") approval for OraTest(TM), a detection system for oral cancer and site delineation stain for biopsy and surgical excision. The production and marketing of the Company's OraTest(TM) and related products are subject to regulation by numerous governmental authorities in the United States and other countries. Prior to marketing, any drug developed by the Company must undertake rigorous clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent foreign authorities. These processes can take a number of years and require the expenditure of substantial resources. Obtaining such approvals and completing such testing is a costly and time consuming process, and approval may not be ultimately obtained. The length of the FDA review period varies considerably, as does the amount of clinical data required to demonstrate the safety and efficacy of a specific product. The Company may also decide to replace the compounds in testing with modified or optimized compounds, thus extending the testing process. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application or product license application. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. If the FDA does not approve OraTest(TM) for the United States market, it would have a material adverse effect on the business of Zila, and the market price for Common Stock would likely be materially adversely affected as well. As of July 31, 1997, Zila has invested approximately $3,200,000 in the development of OraTest(TM) and has also made a significant financial investment to secure FDA approval of OraTest(TM) and to prepare for the introduction of OraTest(TM) to the United States market. In addition, Zila has invested approximately $7,400,000 to acquire certain technical and royalty rights related to OraTest
(TM). The failure of the FDA to approve OraTest(TM) would make it impossible for Zila to recoup these investments through sales of OraTest(TM) in the United States. Management of the Company believes that the necessary approvals for the sale of OraTest(TM) in the United States will be received; however, there can be no assurances in this regard. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, the FDA will require post-marketing reporting, and may require surveillance programs to monitor the usage or side effects of each drug product. A marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, potentially including withdrawal of the product from the market.

Potential Difficulty in Implementing Marketing Strategy. If FDA approval of OraTest(TM) is received, the Company must establish a marketing and sales force with technical expertise to market directly to the dental professional or it must obtain the assistance of a pharmaceutical company with a large sales force. There can be no assurance that the Company will do this or be successful in gaining market acceptance of OraTest(TM).

Competition; Research and Development. The pharmaceutical industry is highly competitive. A number of companies, many of which have greater financial resources, marketing capabilities and research and development capacities than the Company, are actively engaged in the development of products similar to those products produced and marketed by the Company. The Company relies on outside sources for its ongoing research and development needs in much the same manner as the Company relies on outside sources for manufacturing. The pharmaceutical industry is characterized by extensive and ongoing research efforts. Other companies may succeed in developing products superior to those marketed by the Company. Such companies may even succeed in developing a cure for herpes simplex virus, which would substantially reduce the potential market for symptomatic treatments such as ZILACTIN(R). In addition, Bio-Dental, a wholly-owned subsidiary of Zila, faces significant competition, primarily from a various number of dental supply dealers and mail order supply houses in the United States. Bio-Dental and Cygnus also face significant competition from providers of dental practice management software and intra-oral camera systems. Many of the competing providers of these products have significantly greater market share and financial resources than Bio-Dental and Cygnus. New competitors may enter into Bio-Dental's markets from time to time, and it may be difficult for Bio-Dental and Cygnus to maintain or increase sales volume and market share due to such competition. Oxycal Laboratories faces significant competition in the dietary supplement market. Competing providers of vitamin C based products with greater resources and market share may make it difficult for Oxycal to maintain or increase sales volume.

Dependence on Proprietary Rights. Zila relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. Zila owns and has exclusive licenses to a number of United States and foreign patents and patent applications, and intends to seek additional patent applications as it deems appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to cover Zila's products or to effectively limit competition against Zila. In addition, there can be no assurance that any patents that may be issued to Zila will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to, or effectively limit competition against, Zila. Zila also has a number of trademarks. There can be no assurance that litigation with respect to trademarks will not result from the use of registered or common law marks, or that, if litigation against Zila were successful, any resulting loss of the right to use a trademark would not reduce sales of Zila's products in addition to the possibility of a significant damages award. Although Zila intends to defend its proprietary rights, policing unauthorized use of proprietary technology and products is difficult, and there can be no assurance that Zila's efforts will be successful. In addition, the laws of certain foreign countries may not protect the proprietary rights of Zila to the same extent as do the laws of the United States.

Government Regulation. The approval and sale of pharmaceutical products is heavily regulated by the FDA and other federal and state regulatory agencies. Such regulation encompasses pricing, safety and efficacy, testing, advertising and promotion, labeling of pharmaceutical products and other matters. Compliance with such regulations is both costly and time consuming. In order to be legally marketed over-the-counter ("OTC"), a product must either be the subject of a New Drug Application ("NDA") approved by the FDA, be the subject of an applicable FDA monograph designating the product generally recognized as safe and effective or, if no FDA monograph exists, the FDA may designate a product as "grandfathered" (i.e., the sale of such product is permissible because of the safe use of such product or similar products prior to December 5, 1975). ZILACTIN(R) and its family of products have been "grandfathered" and a letter has been received by the Company from the FDA confirming that status. ZILACTIN(R) is currently being marketed for the symptomatic relief of canker sores (oral mucosal ulcers or lesions), cold sores, and fever blisters. ZILACTIN(R)-L (for the treatment of fever blisters and cold sores before they erupt) is also marketed as a "grandfathered" product. Neither of these products may be marketed as a treatment for genital herpes or herpes zoster (commonly known as "shingles") without an effective new drug application. Depending principally on the time and expense involved, NDAs seeking approval for marketing ZILACTIN(R) and/or ZILACTIN(R)-L as topical applications for the treatment of shingles and genital herpes may be filed by the Company. There can be no assurance that any NDA will be filed with/or approved by the FDA. Any challenge by the FDA of the Company's sale of or claims for ZILACTIN(R) would materially adversely affect the business and prospects of the Company. The Company is also seeking FDA and European Union ("EU") approval of OraTest(TM), an oral cancer diagnostic. There can be no assurance that FDA or EU approval of OraTest(TM) will be obtained.

         The manufacturing, processing, formulating, packaging, labeling and advertising of Oxycal's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration (the "FDA"), the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states, localities and foreign countries to which Oxycal's products are distributed and in which Oxycal's products are sold. The FDA, in particular, regulates the formation, manufacture and labeling of vitamin and other nutritional supplements.

         On October 25, 1994, the President signed into law the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). This new law revises the provisions of the Federal Food, Drug, and Cosmetic Act (the "FFDC Act") concerning the composition and labeling of dietary supplements and, in the judgment of the Company, is favorable to the dietary supplement industry. The legislation creates a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, and the legislation grandfathers, with certain limitations, dietary ingredients on the market before October 15, 1994. A dietary supplement which contains a new dietary ingredient, one not on the market before October 15, 1994, will require evidence of a history of use or other evidence of safety establishing that it will reasonably be expected to be safe, such evidence to be provided by the manufacturer or distributor to the FDA before it may be marketed. The DSHEA also invalidated the

FDA's enforcement theory that dietary supplements were food additives requiring pre-market approval. The majority of the products marketed by Oxycal are classified as dietary supplements under the FFDC Act. Advertising and label claims for dietary supplements have been regulated by state and federal authorities under a number of disparate regulatory schemes. There can be no assurance that a state will not interpret claims presumptively valid under federal law as illegal under that state's regulations, or that future FDA regulations or FTC decisions will not restrict the permissible scope of such claims.

         Both foods and dietary supplements are subject to the Nutrition Labeling and Education Act of 1990 (the "NLEA") which prohibits the use of any health claim for foods, including dietary supplements, unless the health claim is supported by significant scientific agreement and is pre-approved by the FDA. To date, the FDA has approved the use of health claims for dietary supplements only in connection with calcium for osteoporosis, and folic acid for neural tube defects. However, among other things, the DSHEA amends, for dietary supplements, the NLEA by providing the "statements of nutritional support" may be used in labeling for dietary supplements without FDA pre-approval if certain requirements, including prominent disclosure on the label of the lack of FDA review of the relevant statement, possession by the marketer of substantiating evidence for the statement and post-use notification to the FDA, are met. Such statements may describe how particular nutritional supplements affect the structure, function or general well-being of the body (e.g. "promotes your cardiovascular health").

         Governments regulations in foreign countries where distributors of the Company's products plan to commence or expand sales of Oxycal products may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of Oxycal's products. Compliance with such foreign governmental regulations is generally the responsibility of the Company's distributors for those countries. These distributors are independent contractors over whom the Company has limited control. The Company cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its dietary supplement business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on the Company's results of operations and financial condition.

         Compliance with the provisions of national, state and local environmental laws and regulations has not had a material adverse effect upon the capital expenditures, earnings, financial position, liquidity or competitive position of the Company.

Integration of Oxycal. On November 10, 1997, the Company acquired by merger, Oxycal. Although the Company believes that the acquisition of Oxycal will be beneficial to the Company, there may be certain negative consequences relating to integration of Oxycal into the Company's overall operations. The combination of the businesses of Zila and Oxycal will require substantial dedication of management resources, which may temporarily distract attention from the day-to-day businesses of the respective companies. There can be no assurance that the combination will be completed without disrupting Zila's and Oxycal's businesses. Should Zila and Oxycal not be able to integrate their businesses in a timely and coordinated fashion, it could have a material adverse impact on the consolidated operating results of the Company.

Acquisition of Peridex(R). On November 6, 1997, Zila acquired the Peridex product line from the Procter and Gamble Company ("P&G") for $12 million plus the value of inventory at closing. Peridex is a prescription antibacterial oral rinse. Past sales performance has been reported by P&G, and there can be no assurance that the past sales performance of the Peridex line will continue at that level. The Company gives no assurances as to the future profitability of the Peridex product line.

Dependence on Key Personnel. The operations of the Company depend to a great extent on the technical expertise and management efforts of Mr. Joseph Hines, President of the Company, Mr. Clarence Baudhuin, Executive Vice President of the Company, Mr. Edwin Pomerantz, Vice President of Regulatory and Technical Affairs, Ms. Janice L. Backus, Vice President and Corporate Secretary, Mr. Bradley C. Anderson, Vice President and Treasurer, Mr. Rocco Anselmo, President of Zila Pharmaceuticals, Ms. Nancy Chandler, President of Oxycal and Mr. Curtis
M. Rocca, III, President of Bio-Dental. The loss of any of the foregoing individuals could materially adversely affect the Company's business. The Company maintains key person life insurance coverage on Messrs. Hines, Baudhuin, and Pomerantz.

Litigation. In July 1995, one of Zila's subsidiaries, Bio-Dental, was named as a defendant, along with Bio-Dental's transfer agent and a shareholder of Bio-Dental ("Shareholder"), in a lawsuit. The lawsuit alleges that Bio-Dental wrongfully failed to register 200,000 Bio-Dental shares in the name of the plaintiffs which were pledged as security by the Shareholder for a debt owed by the Shareholder to the plaintiffs. Bio-Dental denied all of the material allegations of the lawsuit against it and has asserted various affirmative defenses. Bio-Dental will vigorously defend against the claims set forth in the lawsuit. In September 1996, Bio-Dental accrued a liability of $450,000 because it decided to attempt a settlement of this litigation. Bio-Dental's settlement attempt was not successful. In January 1997, a judgment by the court in favor of Bio-Dental and against the plaintiffs was filed. In February 1997, the plaintiffs started the process to appeal the judgment.

Upon consummation of the Company's merger with Bio-Dental, each of the outstanding shares of Bio-Dental common stock was converted into .825 shares of the Company's Common Stock. Subsequent to the merger with Bio-Dental, the Company's stock transfer agent was presented with a certificate purporting to represent 220,000 shares of Bio-Dental common stock which did not appear on the records of Bio-Dental's stock transfer agent as of the closing date. The Company is currently investigating this matter and has not determined whether any shares of the Company's common stock are required to be issued in exchange for the shares purportedly represented by this certificate.

Possible Claims Relating to Products. The Company could be exposed to possible claims for personal injury resulting from allegedly defective products manufactured by third parties with which it has entered into manufacturing agreements. The Company maintains product liability insurance coverage for claims arising from the use of all its products. However, there can be no assurance that the Company will not be subject to product liability claims in excess of its insurance coverage. Any significant product liability claims not within the scope of the Company's insurance coverage could have a material adverse effect on the Company.

No Cash Dividends. Pursuant to the terms of the Series A Preferred Stock the Company is restricted in its ability to pay cash dividends until all of the Series A Preferred Shares have been redeemed or converted. See "Description of Capital Stock -- Preferred Stock." The Company has never paid cash dividends on its Common Stock and does not contemplate paying cash dividends in the foreseeable future.

Charter and Bylaw Provisions. The Company's Certificate of Incorporation, as amended, and Bylaws contain provisions that limit or eliminate director liability for certain actions. These provisions could, in some instances, prevent redress by stockholders for certain actions taken by the Company's directors.

Possible Volatility of Common Stock Price. The market price for the Company's Common Stock has fluctuated significantly in the past. Management of Zila believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the pharmaceutical industry in general. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market price of securities issued by Zila and other pharmaceutical and health care companies, often for reasons unrelated to the operating performance of the specific companies. Zila anticipates that the market price for Common Stock may continue to be volatile.

Future Capital Requirements and Uncertainty of Future Funding; Dilutive and Other Effects of Equity Line Agreement. The development of the Company's products will require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential product to market and to establish production, marketing and sales capabilities. The Company may need to raise substantial additional funds for these purposes. The Company may seek such additional funding through collaborative arrangements and through public or private financings, including equity financings. Under the terms of a Private Equity Line of Credit Agreement dated as of April 30, 1997 (the "Equity Line Agreement") by and among the Company and Deere Park Capital Management, the Company has secured an equity line that allows the Company to raise up to $25 million from investors over a period ending in September 1998. As of November 30, 1997, the Company had drawn $11 million under the Equity Line Agreement resulting in the issuance of 1,768,948 shares of Common Stock. Future advances under the Equity Line Agreement are subject to certain conditions including the continued registration of the shares issuable pursuant to it. Other than this equity line, however, the Company currently has no commitments for any additional financings, and there can be no assurance that any such financings will be available to the Company or that adequate funds for the Company's operations, whether from financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, to limit the marketing of its products or to license third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and market itself.

While the equity line arrangement discussed above will help provide the Company with additional future financing, the sale of Common Stock thereunder will have a dilutive impact on other stockholders of the Company. As a result, the Company's net income (loss) per share could be materially decreased in future periods, and the market price of the Common Stock could be materially and adversely affected. In addition, the Common Stock to be issued under the Equity Line Agreement will be issued at a discount to the then-prevailing market price of the Common Stock. These discounted sales could have an immediate adverse effect on the market price of the Common Stock.

Dilutive Effect of Options and Warrants; Shares Available for Future Sale. As of November 30, 1997, the Company had granted options to purchase an aggregate of approximately 1,593,736 shares of Common Stock at exercise prices ranging from $.12 to $8.19 per share, and warrants to purchase an aggregate of approximately 1,230,905 shares of Common Stock at exercise prices ranging from approximately $.60 per share to $9.92 per share. In the event that all such options and warrants are exercised for cash, the aggregate proceeds to the Company would be approximately $15,580,773. To the extent that the stock options and warrants are exercised, material dilution of the ownership interest of the Company's present shareholders will occur. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional financing. Further, the warrant and option holders can be expected to exercise their warrants and options at a time when the Company would, in all likelihood, be able to obtain additional capital by an offering of its unissued Common Stock on terms more favorable to the Company than those provided by such options and warrants. The Company also expects that in the ordinary course of its business it will issue additional warrants and grant additional stock options including, but not limited to, options granted pursuant to stock option plans for its employees and directors.

In addition, this prospectus covers the resale of 457,120 shares of Common Stock issuable upon the exercise of presently outstanding warrants and an estimated 7,000,000 shares of Common Stock issuable upon the conversion of the Series A Preferred Stock. During the effectiveness of this registration statement, such shares will be eligible for resale in the public market without restriction under the Securities Act. Sales of substantial amounts of Common Stock by shareholders, or the perception that such sales could occur, could adversely affect the market price for the Common Stock. See "-- Effect of Conversion of Series A Preferred Stock; Potential Common Stock Adjustment," and "Description of Capital Stock."

Effect of Conversion of Series A Preferred Stock; Potential Common Stock Adjustment. In November 1997, the Company issued a private placement (the "Preferred Stock Private Placement") of 30,000 shares of the Company's Series A Preferred Stock. The Series A Preferred Stock entitles the holders thereof to convert such shares into shares of Common Stock. The exact number of shares of Common Stock issuable upon conversion of all of the Series A Preferred Stock cannot currently be estimated, but the amount of such issuances of Common Stock will vary inversely with the market price of the Common Stock. The holders of Common Stock will be materially diluted by conversion of the Series A Preferred Stock which dilution will depend on, among other things, the future market price of the Common Stock and the decisions by holders of shares of Series A

Preferred Stock as to when to convert such shares. On December 19, 1997, the last reported sales price of the Common Stock on the NASDAQ National Market was $6.125 per share. If such market price were used to determine the number of shares of Common Stock issuable as of the first date on which all of the outstanding shares of Series A Preferred Stock may be converted, the Company would issue a total of approximately 5,975,511 shares of Common Stock. To the extent the market price per share of the Common Stock is lower or higher than $6.125 as of any date on which outstanding shares of Series A Preferred Stock are converted, the Company would issue more or less shares of Common Stock than reflected in such estimate, and such difference could be material. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will increase as the market price of the Common Stock decreases (and decrease as such market price increases). The terms of the Series A Preferred Stock do not provide for any limit on the number of shares of Common Stock which the Company may be required to issue in respect thereof. Stock market volatility, whether related to the stock market generally or the Company specifically, and if coincident in time with conversions of Series A Preferred Stock, will impact directly the number of shares of Common Stock issuable upon conversion thereof. Additionally, if the Company issues Common Stock or securities convertible into or exercisable for Common Stock or other convertible securities at an effective price per share which is lower than the market price of the Common Stock at that time, the Company is required to issue upon conversion of the shares of Series A Preferred Stock an additional number of shares of Common Stock necessary to reduce the effective conversion price to such lower issue price (subject to certain exceptions pertaining to shareholder approved option plans and currently outstanding options and warrants). In addition, the terms of the securities purchase agreement relating to the sale of the Series A Preferred Stock requires the Company to hold a special meeting of the shareholders of the Company to ratify the sale of the Series A Preferred Stock in the event the average market price of the Company's Common Stock drops below $6.50 per share. In the event a special shareholder meeting is held, the shareholders will be asked to ratify the terms of the sale of the Series A Preferred Stock and, in the event a majority of the Company's stockholders do not vote in favor of such proposal, the holders of the Series A Preferred Stock could be limited in their ability to fully convert their shares of Series A Preferred Stock into Common Stock of the Company. The securities purchase agreement relating to the sale of the Series A Preferred Stock provides that if the holders of the Series A Preferred Stock are not able to fully convert their shares of preferred stock, they have the right to require the Company to repurchase those shares of Series A Preferred Stock that cannot be converted. If the Company is required to repurchase a significant percentage of the Series A Preferred Stock, such repurchase could have a significant adverse impact on the Company depending on the price of the Common Stock on the date of repurchase. The holders of the Series A Preferred Stock have currently waived the right to call a special shareholder meeting. See "Description of Capital Stock -- Preferred Stock."

Possible Issuance of Additional Shares of Preferred Stock Without Shareholder Approval. The Company's Certificate of Incorporation authorizes the issuance of up to 2,500,000 shares of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time-to-time by the Company's Board of Directors. Accordingly, the Board is empowered, without approval by holders of the Common Stock, to issue additional shares of Preferred Stock with dividend, liquidations, redemption, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. It was pursuant to this authority that the 30,000 shares of the Series A Preferred Stock were issued. In the event of issuance, Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company may issue additional shares of Preferred Stock in the future to raise capital. See "Description of Capital Stock."

Environment and Controlled Use of Hazardous Materials. The Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, discharge, handling and disposal of certain materials and wastes used in its operations, some of which are classified as "hazardous." There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations as its research activities are increased or that the operations, business and future profitability of the Company will not be adversely affected by current or future environmental laws and regulations. Although the Company believes that its safety procedures for handling and disposing of materials comply with such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

                                 USE OF PROCEEDS

The net proceeds of the offering of the Offered Securities will be received directly by each Selling Securityholder. No proceeds will be received by the Company from the sale of the Common Stock offered hereby.

Zila has not paid dividends on the Common Stock. It is the present policy of Zila's Board of Directors to retain future earnings to finance the growth and development of Zila's business. Any future dividends will be at the discretion of Zila's Board of Directors and will depend upon the financial condition, capital requirements, earnings and liquidity of Zila as well as other factors Zila's Board of Directors may deem relevant. Bio-Dental, Oxycal and Cygnus Imaging, wholly-owned subsidiaries of Zila, Inc., may from time to time declare and pay dividends to Zila, Inc.

                         DETERMINATION OF OFFERING PRICE

This Prospectus may be used from time to time by the Selling Securityholders who offer the Offered Securities registered hereby for sale. The offering price of such shares of Common Stock will be determined by the Selling Securityholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                             SELLING SECURITYHOLDERS

The following table provides certain information with respect to the Common Stock beneficially owned by the Selling Securityholders who are entitled to use this Prospectus. The Offered Securities are bring registered to permit public secondary trading of the Offered Securities, and the Selling Securityholders may offer the Offered Securities for resale from time to time. The information in the table is as of the date of this Prospectus. Other than as set forth below, no Selling Securityholder has had a material relationship with the Company within the past three years other than as a result of the ownership of Common Stock or as a result of entering into the Equity Line Agreement.

Upon the completion of the offering and assuming the sale by the Selling Securityholders of all the shares of Common Stock available for sale under this Prospectus, none of the Selling Securityholders shall own more than 1% of the outstanding Common Stock of the Company.

The number of shares of Common Stock shown in the following table as being offered by the Offering Securityholders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Series A Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms a part.

The Common Stock offered by this Prospectus may be offered from time to time by the Selling Securityholders named below or their nominees:


                                                                                      SHARES OF           SHARES
                                          COMMON          SERIES A                  COMMON STOCK       BENEFICIALLY
                                          SHARES         CONVERTIBLE                  AVAILABLE         OWNED AFTER
   NAME AND ADDRESS OF SELLING         BENEFICIALLY       PREFERRED      WARRANTS  FOR SALE UNDER      COMPLETION OF
        SECURITYHOLDER (1)               OWNED (2)          STOCK          (3)     THIS PROSPECTUS     THE OFFERING
--------------------------------------------------------------------------------------------------------------------
1.  Stephen Attinger                         1,120              0          1,120          1,120                 0
    80-A Dorado Terrace
    San Francisco, California 94112
--------------------------------------------------------------------------------------------------------------------
2.  Deere Park Equity, LLC                 171,260              0         96,000         96,000            75,260
    650 Dundee Road
    Suite 460
    Northbrook, Illinois 60062
--------------------------------------------------------------------------------------------------------------------
3.  Olympus Securities, Ltd. (5)         1,349,333          5,500         66,000      1,349,333(4)              0
    c/o Leeds Management
    Services
    129 Front  Street
    Hamilton HM12 Bermuda
--------------------------------------------------------------------------------------------------------------------
4.  Nelson Partners (5)                  1,104,000          4,500         54,000      1,104,000(4)              0
    c/o Leeds Management
    Services,
    129 Front Street
    Hamilton HM12 Bermuda
--------------------------------------------------------------------------------------------------------------------
5.  Leonardo, L.P. (6)                   1,619,200          6,600         79,200      1,619,200(4)              0
    c/o Angelo, Gordon & Co.,
    L.P
    245 Park Avenue - 26th Floor
    New York, New York 10167
--------------------------------------------------------------------------------------------------------------------
6.  AG Super Fund International            122,667            500          6,000        122,667(4)              0
    Partners, L.P. (6)
    c/o Angelo, Gordon & Co.,
    L.P
    245 Park Avenue - 26th Floor
    New York, New York 10167
--------------------------------------------------------------------------------------------------------------------

                                                                                      SHARES OF           SHARES
                                          COMMON          SERIES A                  COMMON STOCK       BENEFICIALLY
                                          SHARES         CONVERTIBLE                  AVAILABLE         OWNED AFTER
   NAME AND ADDRESS OF SELLING         BENEFICIALLY       PREFERRED      WARRANTS  FOR SALE UNDER      COMPLETION OF
        SECURITYHOLDER (1)               OWNED (2)          STOCK          (3)     THIS PROSPECTUS     THE OFFERING
--------------------------------------------------------------------------------------------------------------------
7.  Raphael, L.P. (6)                     245,333          1,000         12,000        245,333(4)              0
    c/o Angelo, Gordon & Co.,
    L.P
    245 Park Avenue - 26th Floor
    New York, New York 10167
--------------------------------------------------------------------------------------------------------------------
8.  Ramius Fund, Ltd. (6)                 343,467          1,400         16,800        343,467(4)              0
    c/o Angelo, Gordon & Co.,
    L.P
    245 Park Avenue - 26th Floor
    New York, New York 10167
--------------------------------------------------------------------------------------------------------------------
9.  Hick Investments, Ltd. (6)            122,667            500          6,000        122,667(4)              0
    c/o Angelo, Gordon & Co.,
    L.P
    245 Park Avenue - 26th Floor
    New York, New York 10167
--------------------------------------------------------------------------------------------------------------------
10. Capital Ventures International      2,453,333         10,000        120,000      2,453,333(4)              0
    c/o Heights Capital (4)
    Management, Inc.
    425 California Street
    Suite 1100
    San Francisco, California
    94104
--------------------------------------------------------------------------------------------------------------------
11. Investment Capital Partners,          123,750              0              0        123,750                 0
    Inc. (7)
    300 1st Stanford Place
    Stanford Place CT 06902
--------------------------------------------------------------------------------------------------------------------
12. Jesup & Lamont                         30,000              0              0         30,000                 0
    650 Fifth Avenue
    New York, New York 10019
--------------------------------------------------------------------------------------------------------------------
                       TOTAL            7,686,130         30,000        457,120      7,610,870            75,260
--------------------------------------------------------------------------------------------------------------------

(1) Except as set forth in footnote (7) below, none of the Selling Securityholders currently hold or previously have had any position, office or material relationship with the Company within the last three years.

(2) Includes the shares owned prior to this offering and (i) the shares which are issuable upon the exercise of the Warrants to acquire shares held by the Selling Securityholders and (ii) the estimated shares of Common Stock issuable upon the conversion of the Series A Preferred Stock. The number of shares being offered hereby is shown in the "Shares of Common Stock Available for Sale Under this Prospectus" column. Pursuant to the terms of the Series A Preferred Stock, the shares of the Series A Preferred Stock are convertible by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates, would not exceed 4.99% of the then outstanding Common Stock as determined in accordance with Section 13(a) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for the Selling Shareholder may exceed the number of shares of Common Stock that such Selling Shareholder could own beneficially at any given time through such Selling Shareholder's ownership of the Series A Preferred Stock. In that regard, beneficial ownership of such Selling Shareholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(3) Warrants for the purchase of the individual and aggregate number of shares of Common Stock shown below.

(4) Represents the number of shares of Common Stock issuable upon the exercise of Warrants and 117% of the number of shares of Common Stock issuable upon the conversion of shares of the Series A Preferred Stock beneficially owned by such person, assuming the last reported sales price of $6.125 per share of Common Stock on December 19, 1997 was used to determine the number of shares of Common Stock issuable as of the first dates on which the Series A Preferred Stock may be converted. The actual number of shares of Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion. The actual number of shares of Common Stock offered hereby and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of Series A Preferred Stock into shares of Common Stock. See "Risk Factors--Effect of Conversion of Series A Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

(5) Citadel Limited Partnership is the trading manager of Olympus Securities, Ltd. ("Olympus") and the managing general partner of Nelson Partners ("Nelson") and consequently has voting control and investment discretion over securities held by Olympus and Nelson. The ownership information for Olympus does not include the shares owned by Nelson and the ownership information for Nelson does not include the shares owned by Olympus.

(6) Angelo, Gordon & Co., L.P. ("Angelo") is the general partner of Leonardo, L.P., AG Super Fund International Partners, L.P., and Raphael, L.P. Angelo is also the managing member of AG Ramius Partners, L.L.C., which is the general partner of Ramius Fund, Ltd. and Hick Investments, Ltd. The ownership information for each of these Angelo-affiliated entities does not include the shares owned by the other Angelo-affiliated entities.

(7) The President and Managing Partner and 30% shareholder of International Capital Partners, Inc. is Douglas Ayer. Mr. Ayer is a member of the Zila, Inc. Board of Directors, and as an individual owns 4,125 shares of Zila, Inc., which shares are not included in the table.


                          DESCRIPTION OF CAPITAL STOCK

The Company's Certificate of Incorporation, as amended, authorizes the issuance of 52,500,000 shares of capital stock, of which 50,000,000 shares are designated as Common Stock, par value $0.001 per share, and 2,500,000 shares are designated as Preferred Stock, par value $0.001 per share, of which 30,000 have been designated as shares of Series A Preferred Stock. In November, 1997, 30,000 shares of the Series A Preferred Stock were issued.

COMMON STOCK

Holders of Common Stock are entitled to one vote for each share of Common Stock on all matters submitted to a vote of shareholders. There are no cumulative voting rights. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of the Series A Preferred Stock and of any shares of Preferred Stock that may be designated and issued by the Company in the future. Subject to the restrictions contained in Preferred Stock issued by the Company, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. Upon any liquidation, dissolution or winding up of the Company, subject to the rights of holders of shares of Preferred Stock, holders of Common Stock are entitled to share pro rata in any distribution to the shareholders. Holders of Common Stock do not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.


PREFERRED STOCK

The Company's Board of Directors, without the approval of the holders of the Common Stock, is authorized to designate for issuance up to 2,500,000 shares of Preferred Stock, in such series and with such rights, privileges and preferences as the Board of Directors may from time to time determine. As of the date of this Prospectus, 30,000 of such shares have been designated as Series A Preferred Stock, 30,000 shares of which are issued and outstanding as of the date of this Prospectus.

SERIES A PREFERRED STOCK

The 30,000 shares of the Series A Preferred Stock were issued in November 1997. Such shares were deposited into an escrow account together with the consideration for the Series A Preferred Stock. The funds and the shares of the Series A Preferred Stock were released from the escrow upon the consummation of the merger between a subsidiary of the Company and Oxycal on November 10, 1997.

The following is a summary of the terms and conditions of the Series A Preferred
Stock:

   (1) Dividends: The Series A Preferred Stock does not bear any dividends.

   (2) Voting Rights. Holders of Series A Preferred Stock will have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

   (3) Holder's Conversion of Series A Preferred Stock: A holder of Series A Preferred Stock has the right, at such holder's option, to convert the Series A Preferred Stock into shares of the Company's Common Stock, on the following terms and conditions:

            (a) Conversion Right. At any time or times, subject to certain exceptions, on or after the date of the initial issuance of any of the Series A Preferred Stock (the "Issuance Date"), any holder of Series A Preferred Stock is entitled to convert any whole number of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event is any holder entitled to convert Series A Preferred Stock in excess of that number of Series A Preferred Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion.

           (b) Conversion Rate. In general the number of shares of Common Stock issuable upon conversion of each of the Series A Preferred Stock will be determined according to the following formula (the "Conversion Rate"):

           (1,000/Conversion Price) + Repricing Shares (if applicable)

           (c) Conversion and Selling Restrictions. In general, subject to certain exceptions or with the prior consent of the Company, a holder of Series A Preferred Stock will not be entitled to convert, (x) during any one of the Initial Repricing Periods, an aggregate number of Series A Preferred Stock in excess of 20% of the number of such holder's originally purchased Series A Preferred Stock (the "INITIAL REPRICING LIMITATION") or (y) during any calendar month in the Optional Repricing Period, an aggregate number of Series A Preferred Stock in excess of 33% of the number of such holder's originally purchased Series A Preferred Stock (the "OPTIONAL REPRICING LIMITATION").

           (d) Repricing. The number of Repricing Shares to be included in the Conversion Rate is as follows:

                  (i) First Repricing Period. If the First Repricing Price is less than 116% of the Conversion Price, and if a holder gives notice to the Company in accordance with the terms of the Series A Preferred Stock Certificate of Designation of the number of its Series A Preferred Stock (subject to certain limitations) it elects to convert subject to the First Repricing Event, then the number of Repricing Shares per converted Preferred Share for the First Repricing Period will be as determined according to the following formula:

[[(1.16 x Conversion Price) - First Repricing Price]/First Repricing Price] x (1,000/Conversion Price)

                  (ii) Second Repricing Period. If the Second Repricing Price is less than 117.5% of the Conversion Price, and if a holder gives notice to the Company in accordance with the terms of the Series A Preferred Stock Certificate of Designation of the number of its Series A Preferred Stock (subject to certain limitations) it elects to convert subject to the Second Repricing Event, then the number of Repricing Shares per converted Preferred Share for the Second Repricing Period will be as determined according to the following formula:

[[(1.175 x Conversion Price) - Second Repricing Price]/Second Repricing Price] x (1,000/ Conversion Price)

                  (iii) Third Repricing Period. If the Third Repricing Price is less than 119% of the Conversion Price, and if a holder gives notice to the Company in accordance with the terms of the Series A Preferred Stock Certificate of Designation of the number of its Series A Preferred Stock (subject to certain limitations) it elects to convert subject to the Third Repricing Event, then the number of Repricing Shares per converted Preferred Share for the Third Repricing Period will be as determined according to the following formula:

[[(1.19 x Conversion Price) - Third Repricing Price]/Third Repricing Price] x (1,000/Conversion Price)

                  (iv) Fourth Repricing Period. If the Fourth Repricing Price is less than 120.5% of the Conversion Price, and if a holder gives notice to the Company in accordance with the terms of the Series A Preferred Stock Certificate of Designation of the number of its Series A Preferred Stock (subject to certain limitations) it elects to convert subject to the Fourth Repricing Event, then the number of Repricing Shares per converted Preferred Share for the Fourth Repricing Period will be as determined according to the following formula:

[[(1.205 x Conversion Price) - Fourth Repricing Price]/Fourth Repricing Price] x (1,000/Conversion Price)

                  (v) Fifth Repricing Period. If the Fifth Repricing Price is less than 122% of the Conversion Price, and if a holder gives notice to the Company in accordance with the terms of the Series A Preferred Stock Certificate of Designation of the number of its Series A Preferred Stock (subject to certain limitations) it elects to convert subject to the Fifth Repricing Event, then the number of Repricing Shares per converted Preferred Share for the Fifth Repricing Period will be as determined by the following formula:

[[(1.22 x Conversion Price) - Fifth Repricing Price]/Fifth Repricing Price} x (1,000/Conversion Price)

                  (vi) Optional Repricing Period. During the Optional Repricing Period, if the Optional Repricing Price is less than 122% of the Conversion Price, and if a holder gives the Company notice in accordance with the terms of the Series A Preferred Stock Certificate of Designation, then the number of Repricing Shares per converted Preferred Share for such conversion will be as determined by the following formula:

[[(1.22 x Conversion Price) - Optional Repricing Price]/Optional Repricing Price] x (1,000/Conversion Price)

                  (viii) Election to Pay Repricing Shares in Cash. The Company may, at its election, pay the holders cash in lieu of delivering the Repricing Shares upon a conversion subject to repricing in the manner described in this paragraph. If the Company elects to pay the holders cash in lieu of Repricing Shares, such cash must be paid simultaneously with the delivery to the holders of the certificates representing the Common Stock issuable upon conversion.

   (4) Definitions. The following terms have the following meanings:

            "CONVERSION PRICE" is $8.1875

            "CONVERSION SHARES" means shares of Common Stock received upon a conversion of Series A Preferred Stock, including, without limitation, Repricing Shares.

            "FIFTH DETERMINATION PERIOD" means the period commencing four trading days prior to the Fifth Target Date and concluding five trading days after the Fifth Target Date.

            "FIFTH REPRICING EVENT" means the Fifth Repricing Price being less than 122% of the Conversion Price.

            "FIFTH REPRICING PERIOD" means the period commencing 241 days following the Issuance Date and concluding 270 days following the Issuance Date.

            "FIFTH REPRICING PRICE" means the average closing bid price of the Common Stock during the Fifth Determination Period.

            "FIFTH TARGET DATE" means the day 240 days following the Issuance Date or, if such day is not a Trading Day, the next succeeding Trading Day.

            "FIRST DETERMINATION PERIOD" means the period commencing four trading days prior to the First Target Date and concluding five trading days after the First Target Date.

            "FIRST REPRICING EVENT" means the First Repricing Price being less than 116% of the Conversion Price.

            "FIRST REPRICING PERIOD" means the period commencing 120 days following the Issuance Date and concluding 150 days following the Issuance Date.

            "FIRST REPRICING PRICE" means the average closing bid price of the Common Stock during the First Determination Period.

            "FIRST TARGET DATE" means the day 120 days following the Issuance Date or, if such day is not a Trading Day, the next succeeding Trading Day.

            "FOURTH DETERMINATION PERIOD" means the period commencing four trading days prior to the Fourth Target Date and concluding five trading days after the Fourth Target Date.

            "FOURTH REPRICING EVENT" means the Fourth Repricing Price being less than 120.5% of the Conversion Price.

            "FOURTH REPRICING PERIOD" means the period commencing 211 days following the Issuance Date and concluding 240 days following the Issuance Date.

            "FOURTH REPRICING PRICE" means the average closing bid price of the Common Stock during the Fourth Determination Period.

            "FOURTH TARGET DATE" means the day 210 days following the Issuance Date or, if such day is not a Trading Day, the next succeeding Trading Day.

            "INITIAL REPRICING PERIOD" means the First Repricing Period, the Second Repricing Period, the Third Repricing Period, the Fourth Repricing Period or the Fifth Repricing Period, as applicable.

            "ISSUANCE DATE" is October 17, 1997

            "LIQUIDATION VALUE" means (i) prior to and during the First Repricing Period, $1,160; (ii) during the Second Repricing Period, $1,175; (iii) during the Third Repricing Period, $1,190; (iv) during the Fourth Repricing Period, $1,205; and (v) during the Fifth Repricing Period and the Optional Repricing Period, $1,220.

            "REPRICING EVENT" means a First Repricing Event, a Second Repricing Event, a Third Repricing Event, a Fourth Repricing Event, a Fifth Repricing Event or a repricing during the Optional Repricing Period.

            "REPRICING FORMULA" means the First Repricing Formula, the Second Repricing Formula, the Third Repricing Formula, the Fourth Repricing Formula, the Fifth Repricing Formula or the Optional Repricing Formula, as applicable.

            "REPRICING PRICE" means the First Repricing Price, the Second Repricing Price, the Third Repricing Price, the Fourth Repricing Price or the Fifth Repricing Price, as applicable.

            "REPRICING SHARES" means the number of shares of Common Stock determined pursuant to the First Repricing Formula, the Second Repricing Formula, the Third Repricing Formula, the Fourth Repricing Formula, the Fifth Repricing Formula or the Optional Repricing Formula, as applicable.

            "SECOND DETERMINATION PERIOD" means the period commencing four trading days prior to the Second Target Date and concluding five trading days after the Second Target Date.

            "SECOND REPRICING EVENT" means the Second Repricing Price being less than 117.5% of the Conversion Price.

            "SECOND REPRICING PERIOD" means the period commencing 151 days following the Issuance Date and concluding 180 days following the Issuance Date.

            "SECOND REPRICING PRICE" means the average closing bid price of the Common Stock during the Second Determination Period.

            "SECOND TARGET DATE" means the day 150 days following the Issuance Date or, if such day is not a Trading Day, the next succeeding Trading Day.

            "THIRD DETERMINATION PERIOD" means the period commencing four trading days prior to the Third Target Date and concluding five trading days after the Third Target Date.

            "THIRD REPRICING EVENT" means the Third Repricing Price being less than 119% of the Conversion Price.

            "THIRD REPRICING PERIOD" means the period commencing 181 days following the Issuance Date and concluding 210 days following the Issuance Date.

            "THIRD REPRICING PRICE" means the average closing bid price of the Common Stock during the Third Determination Period.

            "THIRD TARGET DATE" means the day 180 days following the Issuance Date or, if such day is not a Trading Day, the next succeeding Trading Day.

   (5) Adjustment to Conversion Price -- Dilution and Other Events. In order to prevent dilution of the conversion rights, the Conversion Price is subject to adjustment from time to time as provided below.

           (a) Adjustment of Conversion Price upon Issuance of Common Stock. In general, if and whenever on or after the date of issuance of the Series A Preferred Stock, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than shares of Common Stock deemed to have been issued by the Company in connection with an approved stock plan or certain other types of Securities) for a consideration per share less than the average market price of the Common Stock for the ten (10) consecutive trading days immediately preceding the date of such issuance or sale (the "APPLICABLE PRICE"), then immediately after such issue or sale, the Conversion Price will be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such issue or sale and (y) the quotient determined by dividing (1) the sum of (i) the product of the Applicable Price and the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale, and
(ii) the consideration, if any, received by the Company upon such issue or sale, by (2) the product of (i) the Applicable Price and (ii) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

           (b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

           (c) Reorganization, Reclassification, Consolidation, Merger or Sale. Prior to the consummation of any Organic Change recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of the Series A Preferred Stock will thereafter have the right to acquire and receive in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock (including, without limitation, Repricing Shares) which would have been issuable upon conversion of such holder's Series A Preferred Stock had such transaction not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions), and in any such case, appropriate provisions will be made with respect to the rights and interests of the holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock) will, if relevant, thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof.

   (6) Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

   (7) Mandatory Conversion. If any Series A Preferred Stock remain outstanding on the October 17, 2000, then all such Series A Preferred Stock will be converted as of such date with Repricing Shares calculated at the Optional Repricing Formula as if the holders of such Series A Preferred Stock had given the Conversion Notice on the Mandatory Conversion Date.

   (8) Redemption at Option of Holders.

            (a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Series A Preferred Stock described above, simultaneous with or following the occurrence of a Major Transaction (as defined below), each holder of Series A Preferred Stock will have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Series A Preferred Stock at a price per Preferred Share equal to the greater of (i) the Liquidation Value and (ii) the product of (A) the Conversion Rate (including the Repricing Shares applicable to that Repricing Period) at such time and (B) the closing bid price on the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the Common Stock is traded is open if such public announcement is made (X) after 12:00 p.m., Mountain Time, on such date or (Y) on a date on which the exchange or market on which the Common Stock is traded is closed ("MAJOR TRANSACTION REDEMPTION PRICE"), plus all accrued penalties hereunder.

            (b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Series A Preferred Stock described above, after a Triggering Event (as defined below), each holder of Series A Preferred Stock will have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Series A Preferred Stock at a price per Preferred Share equal to the greater of (i) the Liquidation Value and (ii) the product of (A) the Conversion Rate (including the Repricing Shares applicable to that Repricing Period) at such time and (B) the closing bid price calculated as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open ("TRIGGERING EVENT REDEMPTION PRICE" and, collectively with "MAJOR TRANSACTION REDEMPTION PRICE," the "REDEMPTION PRICE"), plus all accrued penalties hereunder.

            (c) "Major Transaction". A "MAJOR TRANSACTION" will be deemed to have occurred at such time as any of the following events:

                  (i) the consolidation, merger or other business combination of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

                  (ii) the sale or transfer of all or substantially all of the Company's assets; or

                  (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 25% of the outstanding shares of Common Stock.

            (d) "Triggering Event". A "TRIGGERING EVENT" will be deemed to have occurred at such time as any of the following events:

                  (i) the failure of the registration statement covering the shares of Common Stock into which the Series A Preferred Stock is convertible to be declared effective by the SEC on or prior to the date that is 180 days after the Initial Issuance Date;

                  (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Series A Preferred Stock for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Series A Preferred Stock;

                  (iii) the failure of the Common Stock to be listed on the Nasdaq National Market, The Nasdaq SmallCap Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of seven consecutive days (provided that such failure shall not constitute a Triggering Event if the Company delists the Common Stock at the election of the holders of Series A Preferred Stock);

                  (iv) the Company's notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series A Preferred Stock into shares of Common Stock; or

                  (v) the continuance of the Company's failure to timely convert Series A Preferred Stock into Common Stock, for a period of 10 consecutive days.

   (9) Inability to Fully Convert.

            (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice or upon the Mandatory Conversion Date, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, including without limitation the

Exchange Cap, from issuing all of the Common Stock which is to be issued to a holder of Series A Preferred Stock pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company will be required to issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and, with respect to the unconverted Series A Preferred Stock, the holder, solely at such holder's option, can elect to:

                  (i) require the Company to redeem from such holder those Series A Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("MANDATORY REDEMPTION") at a price per Preferred Share (the "MANDATORY REDEMPTION PRICE") equal to the Triggering Event Redemption Price as of such Conversion Date, including accrued penalties;

                  (ii) require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice;

                  (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Series A Preferred Stock that were to be converted pursuant to such holder's Conversion Notice; or

                  (iv) if the Company's inability to fully convert Series A Preferred Stock is pursuant to the Exchange Cap described below, require the Company to issue shares of Common Stock in accordance with such holder's Conversion Notice at a Conversion Price equal to the average closing bid price of the Common Stock for the five consecutive trading days preceding such holder's Notice in Response to Inability to Convert.

            (b) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Series A Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series A Preferred Stock, the Company will convert and redeem from each holder of Series A Preferred Stock electing to have Series A Preferred Stock converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Series A Preferred Stock outstanding) of all Series A Preferred Stock being converted and redeemed at such time.

   (10) Reservation of Shares. The Company is required, so long as any of the Series A Preferred Stock are outstanding, to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 150% of the number of shares of Common Stock for which the Series A Preferred Stock are at any time convertible.

   (11) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Stock in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Liquidation Value; provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series A Preferred Stock and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series A Preferred Stock as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares will receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Series A Preferred Stock and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, will not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, will, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series A Preferred Stock will be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

   (12) Preferred Rank. All shares of Common Stock will be of junior rank to all Series A Preferred Stock in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock will be subject to the preferences and relative rights of the Series A Preferred Stock. Without the prior express written consent of the holders of all of the then outstanding Series A Preferred Stock, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series A Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of all of the then outstanding Series A Preferred Stock, the Company will not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series A Preferred Stock relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock will maintain their relative powers, designations and preferences provided for and no merger shall result inconsistent therewith.

   (13) Restriction on Redemption and Cash Dividends with respect to Other Capital Stock. Until all of the Series A Preferred Stock have been converted or redeemed, the Company is not permitted, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of all of the then outstanding Series A Preferred Stock.

   (14) Limitation on Number of Conversion Shares. The Company is not obligated to issue, in the aggregate, more than 19.99% of outstanding shares of Common Stock (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassification, capital reorganizations and similar events relating to the Common Stock) (the "EXCHANGE CAP") upon conversion of the Series A Preferred Stock, if issuance of a larger number of shares of Common Stock would constitute a breach of the Company's obligations under the rules or regulations of The Nasdaq Stock Market, Inc. or any other principal securities exchange or market upon which the Common Stock is or becomes traded.


                              PLAN OF DISTRIBUTION

The Selling Securityholders may from time to time offer the shares of Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Common Stock for whom they may act as agent. The Selling Securityholders and any underwriter, dealer or agent that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offering of Common Stock is made, to the extent required, a Prospectus Supplement will be distributed with this Prospectus which will set forth the aggregate number of shares being offered and the terms of the offering, including the names of any underwriters, dealers or agents, any discount, commissions and other items constituting compensation from the Selling Securityholders and any discounts or concessions allowed or reallowed or paid to dealers. In the event a Selling Securityholder sells the Common Stock through the use of an underwriter, it may be necessary to file a post-effective amendment to the Registration Statement registering the Common Stock.

Alternatively, the Selling Securityholders may from time to time effect sales of the shares of Common Stock offered hereunder in one or more transactions in the over-the-counter market pursuant to Rule 144 under the Securities Act, or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. It is anticipated that broker-dealers participating in such sales of Common Stock will receive the usual and customary selling commissions.

The Company will bear all costs and expenses of the registration of the Offered Securities under the Securities Act and certain state securities laws. The Company will not pay any expenses incident to the offering and sale of the Offered Securities to the public, including, but not limited to commissions and discounts of underwriters, dealers or agents.

The Company has informed the Selling Shareholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of Common Stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock. The Company has also advised the Selling

Shareholders that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.


                                  LEGAL MATTERS

The legality of the securities offered hereby has been passed upon for the Company by Streich Lang, P.A., Phoenix, Arizona.

                                     EXPERTS

The financial statements of the Company and its consolidated subsidiaries (except Bio-Dental, for the eight months ended March 31, 1996 and for the years ended March 31, 1996 and 1995), as of July 31, 1997 and 1996, and for each of the three years in the period ended July 31, 1997, incorporated in this prospectus by reference from Zila, Inc.'s Annual Report on Form 10-K for the year ended July 31, 1997, have been audited by Deloitte & Touche LLP, as stated in their report, which is incorporated herein by reference. The financial statements of Bio-Dental (consolidated with those of the Company and not presented separately) for the eight months ended March 31, 1996 and for each of the two years in the period ended March 31, 1996, have been audited by Grant Thornton LLP, as stated in their report which is also incorporated herein by reference. Such financial statements of the Company and its consolidated subsidiaries are incorporated herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                  -------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information ....................................................     4

Incorporation of Certain
 Documents by Reference ..................................................     4

Prospectus Summary .......................................................     6

Risk Factors .............................................................     8

Use of Proceeds ..........................................................    16

Determination of Offering Price ..........................................    16

Selling Securityholders ..................................................    16

Description of Capital Stock .............................................    20

Plan of Distribution .....................................................    31

Legal Matters ............................................................    32

Experts ..................................................................    32







                                   ZILA, INC.









                                7,610,870 SHARES
                                $0.001 PAR VALUE






                                   PROSPECTUS




                                ____________, 199__

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

      ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the Registration Statement.


      Securities and Exchange Commission Registration Fee ......         13,519*
      Legal Fees and Expenses ..................................         15,000*
      Accounting Fees and Expenses .............................         15,000*
      Other Expenses ...........................................          5,000*
                                                                        -------
           Total Expenses ......................................        $48,519*
                                                                        =======

     *Estimated

      ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article 11 of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), limits, to the full extent permitted by Delaware law, directors' personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty. Section 102 of the Delaware General Corporation Law, as amended, enables a corporation to eliminate or limit personal liability of members of its board of directors for violations of their fiduciary duty of care. However, Delaware law does not permit the elimination of a director's liability for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, unlawfully paying a dividend or approving a stock repurchase or obtaining an improper personal benefit. The limitation of liability provided by the statute continues after a director has ceased to occupy such position. The statute has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

      Article 10 of the Company's Bylaws requires indemnification of directors and officers of the Company to the full extent permitted by Delaware law for claims against them in their official capacities, including stockholders' derivative actions. Article 10 requires that the Company advance expenses incurred in the defense of such claims and continue the right of indemnification for persons who have ceased to be directors or officers, and permits the Company to enter into indemnification agreements with its directors and officers.

      Section 145 of the Delaware General Corporation Law, as amended, applies to the Company and provides for the indemnification of officers and directors in specified instances. It permits a corporation, pursuant to a bylaw provision in an indemnity contract, to pay an officer's or director's litigation expenses in advance of a proceeding's final disposition, and provides that rights arising under an indemnity agreement or bylaw provision may continue as to a person who has ceased to be a director or officer.

      The Company currently maintains directors' and officers' liability insurance to supplement the protection provided in the Company's Certificate of Incorporation and Bylaws and to fund any indemnification payments that the Company may be required to make. Such insurance is renewable annually and is subject to standard terms and conditions, including exclusions from coverage.

      The above discussion is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws. See Exhibits 3-A and 3-B to this Registration Statement.

ITEM 16. EXHIBITS

EXHIBIT                                                                    Page Number
 NUMBER                Description                                       Method of Filing
-----------------------------------------------------------------------------------------------------------
  3-A      Certificate of Incorporation, as amended         Incorporated by reference to Exhibit 3-A of the
                                                            Company's Annual Report on Form 10-K for
                                                            the fiscal Year ended July 31, 1988. (the "1988
                                                            10-K")
-----------------------------------------------------------------------------------------------------------
  3-B      Bylaws                                           Incorporated by reference to Exhibit 3-B
                                                            of the 1988 10-K.
-----------------------------------------------------------------------------------------------------------
  4-A      Specimen Common Stock Certificate                Incorporated by reference to Exhibit 4-A
                                                            of the 1988 10-K.
-----------------------------------------------------------------------------------------------------------
  4-B      Specimen Warrant Certificate                     Incorporated by reference to Exhibit 4-C
                                                            filed with Amendment No. 2 to the
                                                            Company's Registration Statement on Form
                                                            S-4, Registration No. 33-19647.
-----------------------------------------------------------------------------------------------------------
 4-C       Certificate of Designations, Preferences and     Incorporated by reference to Exhibit 4-B of
           Rights of Series A Convertible Preferred         the Company's Annual Report on Form 10-K
           Stock                                            for the fiscal Year ended July 31, 1997. (the
                                                            "1997 10-K")
-----------------------------------------------------------------------------------------------------------
 5-A       Opinion of Streich Lang                          *
-----------------------------------------------------------------------------------------------------------
 10-A      Securities Purchase Agreement dated as of        Incorporated by reference to Exhibit 10-N
           October 17, 1997 by and among Zila, Inc. and     of the 1997 10-K.
           certain investors
-----------------------------------------------------------------------------------------------------------
 10-B      Registration Rights Agreement dated              Incorporated by reference to Exhibit 10-O
           October 17, 1997 by and among Zila, Inc.         of the 1997 10-K.
           and certain investors
-----------------------------------------------------------------------------------------------------------
 23-A      Consent of Deloitte & Touche LLP                 *
-----------------------------------------------------------------------------------------------------------
 23-B      Consent of Grant Thornton LLP                    *
-----------------------------------------------------------------------------------------------------------
 23-C      Consent of Streich Lang, P.A.                    See Exhibit 5-A
-----------------------------------------------------------------------------------------------------------
 24-A      Power of Attorney of Joseph Hines
-----------------------------------------------------------------------------------------------------------
 24-B      Power of Attorney of Clarence J. Baudhuin        *
-----------------------------------------------------------------------------------------------------------
 24-C      Power of Attorney of Carl A. Schroeder           *
-----------------------------------------------------------------------------------------------------------
 24-D      Power of Attorney of Patrick M. Lonergan         *
-----------------------------------------------------------------------------------------------------------
 24-E      Power of Attorney of Michael S. Lesser           *
-----------------------------------------------------------------------------------------------------------
 24-F      Power of Attorney of Douglas L. Ayer             *
-----------------------------------------------------------------------------------------------------------
 24-G      Power of Attorney of Curtis M. Rocca III         *
-----------------------------------------------------------------------------------------------------------

* Filed herewith.

ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(I) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, Zila, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix and State of Arizona on December 22, 1997.

                                    ZILA, INC., a Delaware corporation

                                    By /s/ Clarence J. Baudhuin
                                      -----------------------------------
                                    Clarence J. Baudhuin
                                    Executive Vice President of Finance
                                    and Administration, and Director
                                    (Principal Financial and Accounting
                                    Officer)

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

       SIGNATURE                           TITLE                            DATE
       ---------                           -----                            ----
/s/ Joseph Hines               Chairman of the Board, President,      December 22, 1997
-------------------------
    Joseph Hines               Chief Executive Officer

/s/ Clarence J. Baudhuin       Executive Vice President of Finance    December 22, 1997
-------------------------
    Clarence J. Baudhuin       and Administration, and Director

        *                      Director                               December 22, 1997
-------------------------
Carl A. Schroeder

        *                      Director                               December 22, 1997
-------------------------
Patrick M. Lonergan

        *                      Director                               December 22, 1997
-------------------------
Michael S. Lesser

        *                      Director                               December 22, 1997
-------------------------
Douglas L. Ayer

        *                      Director                               December 22, 1997
-------------------------
Curtis M. Rocca III

*By /s/ Clarence J. Baudhuin
    ----------------------------
    Clarence J. Baudhuin
    Attorney-in-Fact


                                       S-1